                                                                    Exhibit B-6

                          NEW CENTURY SERVICES, INC.







                            POLICIES AND PROCEDURES











                                  MARCH 1997

                          NEW CENTURY SERVICES, INC.

                            POLICIES AND PROCEDURES

                               TABLE OF CONTENTS


INTRODUCTION........................................1

ACCOUNTING PROCEDURES...............................2

SERVICE REQUEST AND APPROVAL........................4

SERVICE REQUEST FORM................................5

SERVICE REQUEST GUIDELINES..........................8

MONITORING AND CONTROL..............................8

ALLOCATION FACTORS UPDATE...........................9

TIME REPORTING......................................9

BILLING AND REVIEW.................................10

DISPUTE RESOLUTION.................................11

INTERNAL AUDIT CONTROL.............................12

BUDGETING..........................................12

EVALUATION AND MEASUREMENT.........................13

                                 INTRODUCTION

     New Century Services ("NCS") will provide Public Service Company of Colorado ("PSCo"), Southwestern Public Service Company ("SPS"), Cheyenne Light, Fuel and Power Company ("Cheyenne") (collectively referred to as the "Operating Companies"), and other affiliates of the New Century Energies system with a variety of administrative, management, engineering, construction, and support services. NCS will be subject to the rules and regulations of the Securities and Exchange Commission ("SEC") pursuant to the Public Utility Holding Company Act of 1935, as amended ("PUCHA"), and, in particular, Section 13 thereof.

     NCS will provide such services in accordance with service agreements which will be entered into with the Operating Companies and affiliates. The service agreements will be administered in accordance with PUHCA and the SEC's regulations thereunder. NCS will establish a work order system, which utilizes work orders (referred to as "Service IDs"), for the purpose of
charging costs to the appropriate Operating Company and/or affiliates.   The
use of Service IDs will allow NCS to supply accounting records and information to the Operating Companies and affiliates in enough detail to allow them to record and report their costs in accordance with the Federal Energy Regulatory Commission ("FERC") Uniform System of Accounts.

     The major objective of NCS is to consolidate support services in order to provide those services to the Operating Companies and affiliates of New Century Energies, Inc. ("NCE") more effectively and efficiently than each company could provide for itself. To achieve this end, NCS will strive to become cost competitive and focus on providing value added services to all customers. As part of this effort, NCS will use Benchmarking to gauge the cost effectiveness and competitiveness of its operations and strive to continuously improve processes. The service providers of NCS will be given 18 months from the effective date of the merger to become cost competitive. If, after that period, the NCS customer believes its needs and requirements are not being satisfied, the customer will have a choice to look elsewhere on a service-by-service basis. This includes looking at external sources. However, it will be up to the Operating Company and/or affiliate that desires to pursue alternate sources, to prepare a business case establishing evidence that it will be more cost effective and efficient to use an external source.

ACCOUNTING PROCEDURES

     NCS will utilize Service IDs for the purpose of allocating costs to the appropriate Operating Company and/or affiliates. A Service ID will be established and recorded with each NCS transaction as it is the Service ID which dictates how the costs are to be allocated between the Operating Companies and affiliates. In summary, NCS will use the following six types of Service IDs:

     DIRECT SERVICE ID - A Direct Service ID will be used when the service being provided is performed for a specific Operating Company or affiliate. The Operating Company or affiliate specified will be charged 100% of the costs. For example, if NCS Tax Services is providing tax services such as tax return preparation or tax advisory services directly to SPS, 100% of the costs to provide those services will be billed to SPS using the 100% direct charge Service ID for Tax Services.

     DISTRIBUTED SERVICE ID - A Distributed Service ID will be used for specific services that will be distributed to two or more Operating Companies or affiliates. An example of when to use a Distributed Service ID is if Tax Services prepares the consolidated federal income tax return for all NCS companies. The NCS costs to prepare the tax return will be distributed to all of the companies using a Distributed Service ID which will specify the appropriate allocation factor. Please refer to Attachment 1 which defines the allocation factors that may be used.

     INDIRECT SERVICE ID - An Indirect Service ID will be used to charge costs which are of a general nature and cannot be specifically identified to an Operating Company or affiliate. The allocation to the Operating Companies and affiliates will be based on the allocation factors described in the NCS Service Agreements. For example, an Indirect Service ID will be used for those costs of Tax Services that cannot be specifically identified to a particular task or company, such as attending departmental meetings or classes and performing administrative type tasks. The Indirect Service ID for Tax Services will be used to allocate these general costs to all the Operating Companies and affiliates that benefit from services provided by the Tax Services Department.

     LABOR OVERHEAD SERVICE ID - The Labor Overhead Service ID will be used to charge overhead costs associated with labor, such as pension and benefits, workers compensation, and payroll taxes. The Labor Overhead costs will be charged to the Operating Companies and affiliates based on the NCS labor costs that were charged.

     A&G OVERHEAD SERVICE ID - The A&G Overhead Service ID will include, but not be limited to, property insurance, rent, depreciation, property taxes, etc. These overhead costs will also be charged to the Operating Companies and affiliates based on the NCS labor costs that were charged.

     CONSTRUCTION OVERHEAD SERVICE ID - The Construction Overhead Service ID will be used to accumulate overhead costs to be charged to capital projects on the books of the Operating Companies and/or affiliates, such as engineering and supervision overheads, and continuing property record overheads.

     The Service ID, along with certain segments of NCS's account number, will provide the detailed information necessary to bill the Operating Companies and affiliates. Certain segments of the account number used to record the transaction will provide information such as the NCS unit performing the work, the Operating Company and/or affiliate being charged and the type of activity being performed.

NCS POLICIES AND PROCEDURES

SERVICE REQUEST AND APPROVAL PROCEDURES

     Each functional department of NCS will be assigned a minimum of one Direct and one Indirect Service ID by NCS Accounting. The Direct Service ID will be used when performing specific routine services for one Operating Company or affiliate. The SEC requires that, whenever feasible, NCS costs should be directly charged to the Operating Companies or affiliates. These services will be reviewed and agreed upon with the Operating Companies and affiliates at the beginning of each calendar year. Examples of routine services include the monthly closing of the financial accounting and budgeting systems, preparing financial reports, and preparing a financial forecast. An Indirect Service ID will be used to allocate those costs that cannot be directly assigned. Again, these types of costs, which will be incurred by NCS, will be reviewed and approved by the affected Operating Companies and affiliates at the beginning of each year.

     Distributed Service Ids will be assigned on a case-by-case basis depending upon the special service or project provided by NCS.

     All activities performed by NCS for the Operating Companies and affiliates must have a completed Service Request form. For routine services provided and indirect costs charged, a Service Request form will be completed at the beginning of each year. For the performance of non-routine, or special services, a Service Request form will be initiated by the Operating Companies and affiliates or by NCS. Examples of non-routine, or special services include requests to prepare rate case testimony, special securities financings and special studies or analyses. The method of cost allocation will be determined on a case-by-case basis consistent with the nature of the work performed. Approvals are required by the organization that is requesting the work, the NCS service provider and the Service ID Administrator in the Accounting Organization.

SERVICE REQUEST FORM

The following describes the information required to complete the Service Request Form. Please refer to Attachment 2 for a draft of the Service Request Form.


     Service ID Name               To be assigned by NCS Accounting.

     Service ID Number             To be assigned by NCS Accounting.

     Allocation Basis              To be assigned by the Customer, Service
                               Provider and NCS Accounting.

     Allocation Factor (%)         To be calculated by NCS Accounting.

     Start Date                    Date work is to be started.  To be based on
                               agreement between the customer and the service provider.

     Change Date                   Date scope of work is to be modified.  To be
                               agreed upon by customer and service provider.

     Scheduled Completion          Date work is scheduled to be completed based
                               on agreement between the customer and the service provider.

     Corporate Input Number (PSCo) PSCo Corporate Input Number if using the
                               Walker system.

     Account  Number (SPS)         SPS Account Number if using the SPS
                               accounting system.

     Customer                      Manager requesting the service and who will
                               be charged for the service.

     Contact Person                Name of individual to contact for additional
                               information.

     Phone Number                  Phone number of contact person.

     Date                          Date service request initiated.

     Description of  Service to    Description of the type of service to be
  be performed                 performed and any other additional information
                               necessary to explain the request.

      Estimated Costs              The  service provider will estimate the cost
                               prior to approval of the request .


      APPROVALS:
      Customer                     The manager that is paying for the service
                               is required to approve the work.

      Service Provider             The service provider must also approve the
                               request.

      NCS Accounting               The NCS Service ID Administrator must
                               authorize the request.


      CORPORATE INPUT NUMBER (PSCo)
      Responsibility Center (RC)   The customer's RC if  it is a direct charge.
                               The service provider's RC if it is a distributed charge.

      Account Number               The customer's account number that should
                               be charged for the expense/capital.

      Type of Resource (TOR)       NCS type of resource (i.e. labor, supplies).

      Performing Center (PF)       The service provider's responsibility center.

      Subsystem Code/Job           The service ID number (assigned by NCS
                               Accounting) for distributed charges. Job number or left blank for direct charges.

      Activity Code                Activity code of service provider (if
                               applicable).

      Function/Program             Defined by customer (if applicable).


      ACCOUNT NUMBER (SPS)
      Company Code                 The Company that is being charged for the
                               service.

      FERC                         The account number on the customer's books
                               to be charged.

      Point                        Account number suffix.

      Cost Class                   Type of resource for the service provided.

      RCN                          The customer's responsibility center if it
                               is a direct charge or the NCS service provider's responsibility center if it is a distributed charge.

      Project                      Service ID number.

      Work Order                   The performing center (NCS service provider's
                               responsibility center).

      Unit/MR                      Activity code of NCS service provider (if
                                applicable).

SERVICE REQUEST GUIDELINES

          A request for a new Service ID may be appropriate when a new service or project is identified. However, the cost of the new service or project may be able to be captured in an existing Service ID. The following guidelines should be used in determining when a new Service ID is appropriate.

     1. No existing Service ID uses the billing method that is most appropriate for the new service or project.

     2. No existing Service ID distributes costs to the desired Operating Companies and affiliates for this new service or project

     3. One or two above, PLUS the total estimated annual cost of the new service or project is greater than $25,000.

     4. There is a specific regulatory requirement to allocate costs in a specific manner regardless of amount for the new service or project

MONITORING AND CONTROL

     The NCS Service ID Administrator in NCS Accounting is responsible for reviewing, monitoring and maintaining the Service ID system. The Administrator also authorizes new Service IDs and ensures that the allocation factors are proper, accurate and kept up to date including ensuring that the revision process is in accordance with the SEC regulations. Additionally, the Service ID Administrator will be responsible for coordinating the monthly billing process as described in the Billing Policies and Procedures.

SERVICE ID ALLOCATION FACTORS UPDATE AND REVISIONS

     The NCS Service ID Administrator in NCS Accounting will have the primary responsibility for ensuring that the Service ID allocation factors are proper, accurate and kept up to date. All allocation factors utilized must be approved by the SEC.

     To the greatest extent possible, the allocation factors will be based on cost drivers specifically applicable to the service being provided. NCS Accounting will decide on the appropriate allocation factors for the indirect Service ID's. NCS Accounting, the customer and the service provider together will decide on the proper allocation factor(s) for the distributed SID's.

     The NCS Service ID Administrator will be responsible for evaluating new allocation methodologies and determining if SEC approval is required. The NCS Administrator will coordinate SEC approval efforts, if necessary, with the Legal Department.

TIME REPORTING

     Every employee of New Century Services, Inc. (NCS) must keep track of their time in order to bill the Operating Companies and affiliates accurately. The following guidelines are provided to ensure accurate and efficient time keeping.

      - A customized time tracking form for your area can be obtained from the NCS Accounting Service ID Administrator.
      -    Employees should keep track of their time in one hour increments. *
      - It is recommended that time be entered by the time keeper daily and at the very minimum on a weekly basis. In either case, time must be entered by the payroll cut off dates.

      - The employee's manager will approve the time report weekly. Each weekly time sheet will be signed by the manager.

*Please note that if you are repeatedly spending less than an hour on a particular activity for the week, and total time spent for the week will be one hour or more, then record time spent on that activity for the week rather than by the day. For example, if you work 20 minutes per day for one week on a special project for PSCo, then you would record 2 hours for that activity for that week.

BILLING AND REVIEW

     Each Operating Company and affiliate will receive a monthly bill detailing the work performed by NCS. Each bill or invoice will contain the following information:

      -    Company

      - Type of service provided by function and activity (i.e., accounting, close the books)

      -    Direct Charges

      -    Indirect Charges

      -    Account number charged

      -    Service ID number

      -    Amount

     Detailed information such as time sheets, unit being charged and the unit performing the work will be available upon request.

     The Service ID Administrator in NCS Accounting is responsible for establishing and administering the NCS Service IDs and billing policies and
procedures.   Please refer
to the "Service ID Allocation Factors Update and Revision Procedures" for additional detail.

      After the Service IDs are processed and transactions are posted to NCS, initial billings are generated. The Service ID Administrator reviews the
initial billings for errors at this time.   The Service ID Administrator will
also verify that the Service ID 's have the correct allocators. Any material discrepancies identified will be corrected prior to the generation of the final financial statements. After the final financial statements are generated, the Service ID Administrator will reconcile the billings to the
NCS general ledger.   If an error is found after the final statements are
generated, the correction will be made the following month.

     Upon receipt of the billing, budget analysts for the Operating Companies and affiliates, with assistance from the NCS Service ID Administrator, will review and reconcile the billing. Any discrepancies found at this time are discussed with the Service ID Administrator and corrections are made to the subsequent month's bill.

DISPUTE RESOLUTION PROCEDURE

     In the event there is a dispute between the Operating Company and/or affiliate and a NCS service provider regarding a billing methodology and/or amount, representatives from the Operating Company and/or affiliate receiving service and the NCS service provider along with the NCS Service ID Administrator will meet to discuss the issues. Depending upon the magnitude of the dispute, the Business Controls Coordinator may also assist in the dispute resolution discussions. If a resolution cannot be reached among these parties, the issue will be referred to each parties' executive management for final resolution.

INTERNAL AUDIT CONTROL

     NCS' Internal Audit department will conduct periodic reviews of its operating methods as well as computer systems to ensure that the services provided are authorized, documented and accurately recorded in NCS' books and records. The Internal Audit department will also conduct reviews of the Service ID cost allocation methods to ensure that such methods comply with those approved by the SEC.

     The Internal Audit Manager establishes audits to be performed, and how the audits are to be carried out, with the NCE Internal Audit Committee. For normal subordinate-superior relationships, and to ensure that the Internal Audit department's review is objective and its findings are adequately addressed, the manager of the Internal Audit Department will report directly to the Chairman and CEO of NCE.

BUDGETING

     After the transition phase (approximately 6 months after the effective date of the merger), budgeting for NCS will be a joint effort between NCS and the Operating Companies and affiliates. All managers of NCS will be responsible for preparing annual budgets in order to provide budget information to the Operating Companies and affiliates. Services to be provided to the Operating Companies and affiliates will be identified and agreed upon and cost estimates will be prepared annually. These estimates will be approved by the
Operating Companies and affiliates as previously noted.   Budget variance
reports will be generated each month and NCS will have the primary responsibility for analyzing and explaining cost variances. NCS will be accountable for costs for services that are considered governance activities. NCS and the affiliate companies will jointly be accountable for the cost of discretionary services.

EVALUATION AND MEASUREMENT


     In order to encourage NCS to operate efficiently and cost effectively, and provide high quality service, NCS will initiate bench marking activities and a customer review process. The process will support a customer-oriented service philosophy by measuring success based upon customer satisfaction.
It will allow for customer input into the volume and value of the products and services provided by NCS. Comprehensive reviews will be part of the annual budget development process. The initial vehicle used for this process will be the annual completion of the Service Request Agreements between the service provider and the customer. This agreement will describe the product or service provided, the level of service expected and the expected costs to provide that service or product.

     In addition to the review process with customers, NCS will perform bench marking activities to continue to improve the effectiveness of services offered to the Operating Companies and affiliates and to ensure that the services offered are cost competitive.

                                                                   ATTACHMENT 1

            DESCRIPTION OF SERVICES TO BE PROVIDED BY NEW CENTURY
            SERVICES, INC. AND DETERMINATION OF CHARGES FOR SUCH
             SERVICES TO THE OPERATING COMPANIES AND AFFILIATES


DESCRIPTION OF SERVICES PROVIDED

A  description of the services provided by NCS is detailed below.
Identifiable costs will be directly assigned or distributed to the Operating Companies or affiliates. For costs which are for services of a general nature that cannot be directly assigned or distributed, the method of allocation is described below for each service provided.

     A) ELECTRIC COMMODITY SERVICES - BUSINESS DEVELOPMENT.

     Description - Provides administrative support services and business development opportunities to the Operating Companies electric generation stations.

     Methods of Allocation - The Support of Plant Operations will be allocated to the Operating Companies based on the Electric kWh Generation Ratio.

     B)   ENERGY SUPPLY MANAGEMENT AND BULK POWER TRANSPORT

     Description - Supervises and coordinates the electric transmission system control operations and dispatching for the Operating Companies.

     Methods of Allocation - The Energy Supply Management and Bulk Power Transport services will be allocated to the Operating Companies based on the kWh Sales Ratio.

     C)   PURCHASED POWER AND ELECTRIC TRADING

     Description - Purchases power and provides electric trading services to the Operating Companies electric generation systems.

     Method of Allocation - The Purchased Power and Electric Trading services will be allocated to the Operating Companies based on the Electric kWh Purchased Power Ratio.

     D)   TRANSMISSION, SUBSTATION CONSTRUCTION, MAINTENANCE & OPERATIONS

     Description - Provides management services to the Operating Companies transmission and substation construction, maintenance and operations areas.

     Method of Allocation - Transmission, Substation Construction, Maintenance and Operations management services will be allocated to the Operating Companies based on the Transmission and Substation Construction Expenditures Ratios.

     E)  TRANSPORTATION.

     Description - Oversees the Operating Companies' Fleet Services Group.

     Method of Allocation - Transportation will be allocated to the Operating Companies as well as other affected affiliates of NCS based on the Employees Ratio.

     F)  SUPPLY CHAIN

     Description - Provides services in connection with the procurement of materials including the management of materials and supplies inventories.

     Method of Allocation - Materials management will be allocated to the Operating Companies based on an average of the Revenue Ratio and the Total Construction Expenditures Ratio.

     G)  FACILITIES AND REAL ESTATE.

     Description - Operates and maintains office buildings and service centers. Procures real estate and administers real estate leases. Administers contracts to provide security, housekeeping and maintenance services for such facilities. Procures office furniture and equipment.

     Method of Allocation - Facilities and Real Estate services will be allocated to the Operating Companies as well as affected affiliates based on the Square Footage Ratio.

     H)  ACCOUNTING

     Description - Maintains the books and records of New Century Energies, Inc. and its affected affiliates, prepares financial and statistical
     reports,   prepares tax filings and supervises compliance with the
     applicable laws and regulations.  Supports the accounting systems.

     Method of Allocation - Accounting services will be allocated to the Operating Companies and affected affiliates based on an average of the Revenue Ratio, the Total Construction Expenditures Ratio and the Total Common Equity Ratio, with 20 Percent of Common Equity assigned to New Century Energies, Inc. Accounting system support services will be allocated based on the Accounting Transactions Ratio.

     I)  PAYMENT AND REPORTING

     Description - Processes payments to vendors of New Century Energies, Inc. and its affected affiliates, and prepares statistical reports.

     Method of Allocation - Payment and reporting activities will be allocated to the Operating Companies and affected affiliates based on the Payment Transaction Ratio.

     J)  FINANCE AND TREASURY.

     Description - Coordinates activities related to securities issuance, including maintaining relationships with financial institutions, cash management, investing activities and monitoring the capital markets. Performs financial and economic analysis.

     Method of Allocation - Finance and Treasury activities will be allocated to the Operating Companies and affected affiliates based on an average of the Revenue Ratio, the Total Construction Expenditures Ratio and the Total Common Equity Ratio, with 20 Percent of Common Equity assigned to New Century Energies, Inc.

     K)  RATES AND REGULATION.

     Description - Determines the Operating Companies' revenue requirements and rates for electric and gas customers. Coordinates the regulatory compliance requirements and maintains relationships with the regulatory bodies.

     Method of Allocation - Rates and Regulation services will be allocated to the Operating Companies based on the Revenue Ratio.

     L)  LEGAL.

     Description - Provides legal services related to labor and employment law, litigation, contracts, rates and regulation, environmental matters, real estate and other legal matters.

     Method of Allocation - Legal services will be allocated to the Operating Companies and affected affiliates based on an average of the Payroll Ratio, the Revenue Ratio and the Total Common Equity Ratio, with 20 Percent of Common Equity assigned to New Century Energies, Inc.

     M)  INTERNAL AUDIT.

     Description - Reviews internal controls and procedures to ensure assets are safeguarded and transactions are properly authorized and recorded. Evaluates contract risks.

     Methods of Allocation - Internal Auditing services will be allocated to the Operating Companies and affected affiliates based on the average of the Revenue Ratio, the Total Construction Expenditures Ratio and the Total Common Equity Ratio, with 20 Percent of Common Equity assigned to New Century Energies, Inc.

     N)  CORPORATE COMMUNICATIONS.

     Description - Prepares and disseminates information to employees, customers, government agencies, communities and the media.

     Methods of Allocation - Corporate Communications services will be allocated to the Operating Companies and affected affiliates based on the Revenue Ratio, the Employee Ratio and the Total Common Equity Ratio, with 20 Percent of Common Equity assigned to New Century Energies, Inc.

     O)  ENVIRONMENTAL.

     Description - Establishes policies and procedures for compliance with environmental laws and regulations. Researches emerging environmental issues and monitors compliance with environmental requirements. Oversees environmental clean up projects.

     Method of Allocation - Environmental services will be allocated to the Operating Companies and affected affiliates based on the Revenue Ratio.

     P)  RESOURCE ACQUISITION AND ANALYSIS

     Description - Procures coal, natural gas and oil for the Operating Companies generation facilities. Ensures compliance with price and quality provisions of fuel contracts and arranges for transportation of fuel to the desired location. Purchases power and performs electric and gas trading services.

     Method of Allocation - Resource Acquisition and Analysis services will be allocated to the Operating Companies based on the Electric kWh Generation Ratio or the Purchased Power Ratio, whichever is appropriate.

     Q)  CORPORATE PLANNING.

     Description - Facilitates preparation of strategic plans, monitors trends and evaluates business opportunities. Facilitates process improvements. Prepares budgets and financial forecasts.

     Method of Allocation - Strategic Planning services will be allocated to the Operating Companies and affected affiliates based on the average of the Revenue Ratio, the Total Assets Ratio and Total Common Equity Ratio, with 20 Percent of Common Equity assigned to New Century Energies, Inc.

     R)  INVESTOR RELATIONS.

     Description - Provides communications to investors and the financial
     community.   Coordinates the transfer agent and shareholder record keeping functions.

     Method of Allocation - Investor Relations services will be allocated to the Operating Companies and affected affiliates based on the average of the Revenue Ratio, the Total Assets Ratio and the Total Common Equity Ratio, with 20 Percent of Common Equity assigned to New Century Energies, Inc.

     S)  HUMAN RESOURCES.

     Description - Establishes and administers policies and supervises compliance with legal requirements in the areas of employment, compensation, benefits and employee health, welfare and safety. Processes payroll and employee benefit payments. Coordinates contract negotiation and relations with labor unions.

     Method of Allocation - Human Resources services will be allocated to the Operating Companies and affected affiliates based on the Payroll Ratio.

     T)  CUSTOMER SERVICES.

     Description - Performs customer billing, handles customer inquiries and complaints and provides related customer information services.

     Method of Allocation - Customer Services will be allocated based on the Customers Ratio.

     U)  INFORMATION SYSTEMS.

     Description - Administers the contract for various communications and electronic data processing services. Such services provided under the contract include, but are not limited to, development and support of mainframe computer software applications, procurement and support of personal computers, operation of a data center and installation and operation of a communications system.

     Method of Allocation - Information Systems will be allocated based on the Information Systems direct charges.

     V)  MARKETING SERVICES.

     Description - Provides marketing services including market load research and new product development for Operating Companies and affiliates.

     Method of Allocation - Marketing services will be allocated based on the total Residential, Business, and Large Commercial and Industrial kWh sales ratio.

     W)  WHOLESALE AND BULK POWER SALES.

     Description - Provides sales and to support to electric wholesale customers of the Operating Companies.

     Method of Allocation - Wholesale Sales will be allocated based on the Electric Wholesale Sales Ratio.

     X)  RESIDENTIAL AND BUSINESS SALES.

     Description - Provides sales and support to electric residential and business customers of the Operating Companies.

     Method of Allocation - Residential and Business Sales will be allocated based on the Residential and Commercial Sales Ratio.

     Y)  CUSTOM ACCOUNT SALES.

     Description - Provides sales services to large commercial and industrial customers of the Operating Companies.

     Method of Allocation - Custom Account Sales will be allocated based on the Large Commercial and Industrial Sales Ratio.

     Z)  STRATEGIC  AND KEY ACCOUNT SALES.

     Description - Provides sales and support services to niche markets of the Operating Companies.

     Method of Allocation - Strategic Account Sales will be allocated based on the total of the Large Commercial and Industrial and the Public Authority Sales Ratios. Key Account Sales will be allocated based on the Large Commercial and Industrial Sales Ratio.

     AA) COMMUNITY AND ECONOMIC DEVELOPMENT

     Description - Provides community support and economic development services to the service territories of the Operating Companies.

     Method of Allocation - Community and Economic Development services will be allocated based on the Total kWh Sales Ratio.

     BB) GAS MARKETING, CONTROL, PLANNING AND SUPPLY.

     Description - Provides marketing services to gas transport customers. Coordinates the planning and support for Gas operations of Public Service Company of Colorado, Cheyenne Light, Fuel and Power and WestGas Interstate Company including coordinating the operation of the gas system and well as the purchase of gas for the Operating Companies distribution business from third parties.

     Method of Allocation - Gas Marketing, Control, Planning and Supply services will be allocated based on the Gas Throughput Ratio.

     CC) DESIGN ENGINEERING.

     Description - Designs and monitors construction of electric transmission and distribution lines and substations.

     Method of Allocation - Design Engineering services will be allocated based on the Transmission Construction Expenditures Ratio, the Distribution Construction Ratio, or a ratio based on the sum of the Transmission and Distribution Construction Expenditures whichever is appropriate.

     DD) SUBSTATION ENGINEERING AND SUPPORT.

     Description - Provides management support services to the Substation Engineering and Support organizations of the Operating Companies.

     Method of Allocation - Substation Engineering and Support services will be allocated based on the Substation Construction Expenditures Ratio.

     EE) TRANSMISSION  ENGINEERING AND RIGHT OF WAY SERVICES.

     Description - Provides management support services to the Transmission Engineering and Right of Way organizations of the Operating Companies.

     Method of Allocation - Transmission Engineering and Right of Way services will be allocated based on the Transmission Construction Expenditures Ratio.

     FF) DISTRIBUTION SUPPORT SERVICES.

     Description - Provides planning, benchmarking, activity tracking and budget support services to the Construction and Operations and Maintenance Organization.

     Method of Allocation - Distribution Support Services will be allocated based on the Total Customers Ratio.

     GG) AVIATION SERVICES.

     Description - Provides aviation and travel services to employees.

     Method of Allocation - Aviation Services will be allocated to the appropriate Operating Companies and affiliates based on the Aviation
     Department's actual  direct charges.   (This method will allocate costs
     only to those companies who actually use aviation services).

     HH) GOVERNMENTAL AFFAIRS.

     Description - Lobbies government officials and monitors, reviews and researches governmental legislation.

     Method of Allocation - Governmental Affairs will be allocated based on the average of the Revenue Ratio, the Employee Ratio, and the Total Common Equity Ratio, with 20 Percent of Common Equity assigned to New Century Energies, Inc.

     II) PRODUCTION SERVICES.

     Description - Provides performance, chemical and water testing and analysis, technical, and analytical services to the Operating Companies generation facilities.

     Method of Allocation - Production Services will be allocated based on the kWh Generation Ratio.

     JJ) EXECUTIVES.

     Description - Provides executive management and general administrative services.

     Method of Allocation - Executive Management Services will be allocated based on the average of the Revenue Ratio, the Total Assets Ratio and the Total Common Equity Ratio, with 20 percent of Common Equity assigned to New Century Energies, Inc.

ALLOCATION RATIOS

The following ratios will be utilized as outlined above.

     SALES RATIO - Based on firm kilowatt-hour electric sales (and/or the equivalent cubic feet of natural gas sales based on a Btu content, where applicable), excluding inter-system sales, for the immediate preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or and affiliate and the denominator of which is for all Operating Companies and affected affiliate companies . This ratio will be determined annually, or at such time as may be required due to a significant change.

     RESIDENTIAL SALES RATIO - Based on firm kilowatt-hour electric sales to residential customers for the immediate preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies . This ratio will be determined annually, or at such time as may be required due to a significant change.

     BUSINESS SALES RATIO - Based on firm kilowatt-hour electric sales to business customers that purchase less than 250 kilowatts for the immediate preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies . This ratio will be determined annually, or at such time as may be required due to a significant change.

     LARGE COMMERCIAL & INDUSTRIAL SALES RATIO - Based on firm kilowatt-hour electric sales to large commercial and industrial customers that purchase greater than 250 kilowatts for the immediate preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies . This ratio will be determined annually, or at such time as may be required due to a significant change.

     ELECTRIC PEAK LOAD RATIO - Based on the sum of the monthly electric maximum system demands for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company and the denominator of which is for all Operating Companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     CUSTOMERS RATIO - Based on the sum of total electric customers (and/or gas customers, or residential, business and large commercial and industrial customers where applicable) at the end of each month for the immediately proceeding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     EMPLOYEES RATIO - Based on the sum of the number of employees at the end of each month for the immediately preceding twelve calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     CONSTRUCTION EXPENDITURES RATIO - Based on construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     TRANSMISSION CONSTRUCTION EXPENDITURES RATIO - Based on transmission construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     DISTRIBUTION CONSTRUCTION EXPENDITURES RATIO - Based on distribution construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     SUBSTATION CONSTRUCTION EXPENDITURES RATIO - Based on substation construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

     TOTAL COMMON EQUITY RATIO, WITH 20 PERCENT OF COMMON EQUITY ASSIGNED TO NEW CENTURY ENERGIES, INC. - Based on the sum of the common equity at the end of each month for the immediately preceding twelve calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     REVENUE RATIO - Based on the sum of the revenue at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     WHOLESALE REVENUE RATIO - Based on the sum of the electric wholesale revenue at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     INDUSTRIAL REVENUE RATIO - Based on the sum of the electric industrial revenue at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     PAYROLL RATIO - Based on the sum of the payroll at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     ELECTRIC kWh GENERATION - Based on the sum of electric kWh generated during each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company and the denominator of which is for all Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     ELECTRIC kWh PURCHASED POWER RATIO - Based on the sum of electric kWh purchased power during each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company and the denominator of which is for all Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.


     TOTAL ASSETS RATIO - Based on the total assets at year end for the preceding year, the numerator of which is for an Operating Company or affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     COST OF GAS SOLD - Based on the sum of the cost of gas sold at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     GAS THROUGHPUT RATIO - Based on the sum of the gas throughput MCF's at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     GAS TRANSPORT MCF - Based on the sum of transported gas MCF's at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     PAYMENT TRANSACTION RATIO - Based on the sum of the number of payment transactions processed during each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an

     Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

     ACCOUNTING TRANSACTIONS RATIO - Based on the sum of the number of accounting transactions processed during each month for the immediately preceding twelve consecutive calendar months , the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies.


27